Exhibit 2.2


                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of October 7, 2004 (this "Amendment"), among Graham Packaging Company, L.P., a Delaware limited partnership ("Buyer"), Graham Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("GPAC"), OI Plastic Products FTS, Inc., a Delaware corporation ("Seller") and an indirect wholly owned subsidiary of Owens-Illinois, Inc., a Delaware corporation ("O-I"), Owens-Brockway Plastic Products Inc., a Delaware corporation (the "Company") and an indirect wholly owned subsidiary of O-I and O-I. Buyer, GPAC, Seller and O-I are collectively referred to herein as the "Parties" and each individually as a "Party."

                            W I T N E S S E T H:

                  WHEREAS, Buyer, Seller and O-I have previously entered into a Stock Purchase Agreement, dated as of July 28, 2004 (as the same may be amended from time to time, the "Stock Purchase Agreement"), pursuant to which O-I and Seller have agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of the issued and outstanding shares of Capital Stock of the Company, upon the terms and subject to the conditions set forth therein;

                  WHEREAS, in order to implement the Australian Restructuring (as defined in the Stock Purchase Agreement) contemplated pursuant to Section 7.4(b) of the Stock Purchase Agreement, at or prior to the Closing Date, Seller will cause the transfer of the ownership interests of (a) OI Australia Inc., a Delaware corporation, Continental PET Holdings Pty. Ltd., a company limited by shares incorporated in New South Wales, Australia, ACI America Holdings Inc., a Delaware corporation, and ACI Ventures, Inc., a Delaware corporation, to Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries) and (b) Continental PET Technologies, Inc., a Delaware corporation, to the Company;

                  WHEREAS, pursuant to Section 1.6 of the Stock Purchase Agreement, Buyer, Graham Packaging Holdings B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) ("Graham BV"), a wholly owned subsidiary of GPAC, O-I, Seller and Owens-Illinois International B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) ("O-I International BV"), an indirect wholly owned subsidiary of O-I, will enter into a Securities Purchase Agreement, dated as of October __, 2004 (as the same may be amended from time to time, the "Dutch Agreement"), pursuant to which O-I will cause O-I International BV to sell to Graham BV, and Graham BV will purchase from O-I International BV, all of the issued and outstanding shares of Capital Stock of Owens-Illinois Plastics B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) ("O-I BV"), upon the terms and subject to the conditions set forth therein;

                  WHEREAS, Buyer, Seller and O-I have determined not to enter into the Resin Purchase Agreement as contemplated by Section 5.5(c) of the Stock Purchase Agreement;

                  WHEREAS, O-I has failed to deliver the resignations of certain officers and directors of the Company or its Subsidiaries as required pursuant to Section 1.5(b)(iii) of the Stock Purchase Agreement and has requested that Buyer waive such failure;

                  WHEREAS, pursuant to Section 10.7 of the Stock Purchase Agreement, Buyer desires to assign to GPAC the right to acquire all of the issued and outstanding shares of Capital Stock of the Company under the Stock Purchase Agreement and the Parties desire to evidence such assignment as set forth herein;

                  WHEREAS, pursuant to the Stock Purchase Agreement, Seller, O-I and Buyer have agreed that Seller's Health Care Business shall be retained by O- I or its Affiliates;

                  WHEREAS, the agreements listed on Exhibit A hereto (the "HealthCare Agreements") relate to the Health Care Business and should have been assigned to O-I or an Affiliate of O-I (other than the Company or any of its Subsidiaries) before the Closing;

                  WHEREAS, the Health Care Agreements have not been assigned and remain in the name of the Company;

                  WHEREAS, the Parties desire to cause such Health Care Agreements to be assigned by the Company to Owens-Illinois HealthCare Packaging Inc., a Delaware corporation and an indirect wholly owned subsidiary of O-I ("O-I Healthcare"); and

                  WHEREAS, the Parties desire to amend the Stock Purchase Agreement in such respects and to evidence certain other agreements among the Parties as set forth herein.

                  NOW, THEREFORE, the Parties hereby agree as follows:

                  1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

                  2. Amendments to the Stock Purchase Agreement. The Stock Purchase Agreement is hereby amended as set forth in this Section 2.

                     (a) Section 1.5 of the Stock Purchase Agreement is hereby amended by deleting clause (b) (i) thereof.

                     (b) Section 1.5 of the Stock Purchase Agreement is hereby further amended by adding the following clause (c) thereof:

                  "(c) At the Closing, O-I and Seller shall deliver, or cause one or more of their Affiliates to deliver, to GPAC:

                           (i) stock certificates evidencing the Stock duly endorsed, for transfer to GPAC or accompanied by stock powers duly executed in blank and with any required stock Transfer Tax stamps affixed thereto; and

                           (ii) such other documents and instruments as counsel for Buyer, GPAC and Seller mutually agree to be reasonably necessary to consummate the transactions described herein."

                     (c) Section 2.3(b) of the Stock Purchase Agreement is hereby amended by adding the following to the end thereof:

                  "; provided, however, that OI Australia Inc., a Delaware corporation, ACI America Holdings, Inc., a Delaware corporation, ACI Ventures, Inc., a Delaware corporation, and Continental PET Holdings Pty. Ltd., a company limited by shares incorporated in New South Wales, Australia, shall also be deemed to be Retained Subsidiaries."

                     (d) Section 2.3(c) of the Stock Purchase Agreement is hereby amended by adding the following to the end thereof:

                  "; provided, however, that Continental PET Technologies, Inc., a Delaware corporation ("CPT") shall be deemed to be a "Specified Subsidiary. "

                     (e) Section 2.5(c) of the Stock Purchase Agreement is hereby amended by adding the following to the end thereof:

                  "The stock certificates delivered to Buyer on the date hereof represent all of the issued and outstanding shares of Capital Stock of the Company and each of its Subsidiaries."

                     (f) Section 2.13 of the Stock Purchase Agreement is hereby amended by adding the following clause (s) at the end thereof:

                  "(s) Seller has received an acceptance by the Internal Revenue Service of its duly executed Form 8832 certifying that the Company made a valid election effective December 14, 2000 under Treasury Regulation 301.7701-3(c) for PET Technologies Limited, UK electing disregarded entity status for U.S. income tax purposes. Seller has requested a copy of such acceptance from the Internal Revenue Service and shall provide to Buyer a copy of such acceptance promptly upon receipt."

                     (g) Section 5.5 of the Stock Purchase Agreement is hereby amended by deleting clause (c) thereof.

                     (h) Section 5.5(d) of the Stock Purchase Agreement is hereby amended by adding the word "and" following the words "Transition Services Agreement" therein and deleting the words "and the Resin Purchase Agreement" therein.

                     (i) Section 5.13(b) of the Stock Purchase Agreement is hereby amended by adding the words "or Buyer or any of its Affiliates" following the words "transfer and deliver to the Company or any of its Subsidiaries" therein.

                     (j) Section 8.2 of the Stock Purchase Agreement is hereby amended by inserting the following parenthetical after the phrase "as of the Closing Date" in the second sentence thereof:

                  "(or, if such benefits are initially provided under the Transition Services Agreement, then as of the date such benefits are no longer provided under the Transition Services Agreement)"

                     (k) Section 8.11 of the Stock Purchase Agreement is hereby amended by inserting the following sentences at the end thereof:

                  "Notwithstanding anything in this Article VIII to the contrary, to the extent so provided in the Transition Services Agreement, Business Employees shall continue to participate in Parent Plans until December 31, 2004 and such continued participation shall be considered to be in compliance with and, not in breach of any of, Buyer's obligations under Article VIII."

                     (l) Section 9.2(b) is hereby amended and restated in its entirety as follows:

                  "Seller and O-I, jointly and severally, shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and against all Losses asserted against, imposed upon or incurred by the Buyer Indemnified Parties directly or indirectly, in connection with, by reason of, relating to, or resulting from any obligation or liability arising out of (i) the assets, properties, liabilities, business or operations of O-I and its Affiliates (other than the Company and its Subsidiaries), other than Seller's ownership of the Stock,
                  (ii) the Health Care Agreements, and (iii) any actions taken without the express written consent of Buyer by any Non-Resigning Employee prior to the time such Non-Resigning Employee resigns or is removed from office."

                     (m) Section 10.4(c) of the Stock Purchase Agreement is hereby amended by inserting the words "or GPAC" following the word "Buyer" therein.

                  3. Australian Restructuring. Pursuant to Section 7.4(b) of the Stock Purchase Agreement and in order to effect the Australian Restructuring contemplated thereby, at or prior to the Closing Date, Seller shall, and O-I shall or shall cause Seller to, sell, convey, assign, transfer and deliver: (i) to Seller or any of Seller's Affiliates (other than the Company or any of its Subsidiaries), all of the issued and outstanding shares of Capital Stock of (1) OI Australia Inc., a Delaware corporation, (2) Continental PET Holdings Pty. Ltd., a company limited by shares incorporated in New South Wales, Australia, (3) ACI America Holdings Inc., a Delaware corporation, and (4) ACI Ventures, Inc., a Delaware corporation, and (ii) to the Company, free and clear of all Liens, all of the issued and outstanding shares of Capital Stock of CPT.

                  4. Dutch Acquisition.

                     (a) Pursuant to Section 1.6 of the Stock Purchase Agreement, Buyer, GPAC, Graham BV, O-I, Seller and O-I International BV, will enter into the Securities Purchase Agreement, dated as of October __, 2004, in substantially the form attached as Exhibit B hereto (as the same may be amended from time to time, the "Dutch Agreement"), pursuant to which O-I will cause O-I International BV to sell to Graham BV, and Graham BV will purchase from O-I International BV, as part of the Purchase Price and for no additional consideration, all of the issued and outstanding shares of Capital Stock of O-I BV, upon the terms and subject to the conditions set forth therein.

                     (b) Buyer, GPAC, O-I and Seller agree that for all purposes under the Stock Purchase Agreement, (i) the Dutch Agreement shall be deemed to be a "Foreign Subsidiary Purchase Agreement" and an "Additional Agreement" as such terms are used in the Stock Purchase Agreement, and (ii) O-I BV shall be deemed to be a "Subsidiary" of the Company as such term are used in the Stock Purchase Agreement.

                  5. Assignment to GPAC. Buyer hereby assigns to GPAC (the "Assignment"), all of its rights under the Stock Purchase Agreement to acquire all of the issued and outstanding shares of Capital Stock of the Company; provided, however, that Buyer shall remain liable to perform all of its obligations under the Stock Purchase Agreement, including the obligations to fund the full amount of the Purchase Price. GPAC hereby accepts the Assignment and agrees to be bound by the terms of the Stock Purchase Agreement to the extent of the Assignment as if it were an original signatory thereto.

                  6. Non-Resigning Employees. Exhibit C hereto sets forth a list of existing officers and directors of the Company and each of its Subsidiaries that have not resigned or been removed in accordance with the provisions of Section 1.5(b)(iii) of the Stock Purchase Agreement (the "Non-Resigning Employees"). In consideration of the agreements herein set forth, Buyer hereby waives the failure of O-I and Seller to comply with their obligations under Section 1.5(b) of the Stock Purchase Agreement. Buyer agrees to use its efforts to remove the Non-Resigning Employees as soon after the Closing as is reasonably practicable.

                  7. Assignment of Health Care Agreements.

                     (a) Effective as of the date hereof, the Company hereby assigns to O-I Healthcare all of the Company's rights and interests under the Health Care Agreements, and O-I Healthcare hereby accepts such assignment.

                     (b) Effective as of the date hereof, O-I Healthcare hereby accepts and assumes all obligations of the Company under the Health Care Agreements.

                  8. Miscellaneous. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Stock Purchase Agreement or any of the documents referred to therein. Wherever the Stock Purchase Agreement is referred to in the Stock Purchase Agreement or in any other agreements, documents and instruments, such reference shall be to the Stock Purchase Agreement, as amended hereby. Except as specifically amended hereby, the terms and conditions of the Stock Purchase Agreement shall remain in full force and effect.

                  9. Counterparts. This Amendment may be executed in any number of counterparts (including by means of facsimile), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

                  10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York.

                  [Remainder of page intentionally left blank]


                  IN WITNESS WHEREOF, each Party has duly executed and delivered this Amendment as of the date first above written.

                                 GRAHAM PACKAGING COMPANY, L.P.

                                 By:  GPC OPCO GP LLC, ITS GENERAL PARTNER

                                      /s/John E. Hamilton
                                 By:______________________________
                                 Name:      John E. Hamilton
                                 Title:     Chief Financial Officer, Treasurer
                                            and Secretary


                                 GRAHAM PACKAGING ACQUISITION CORP.

                                      /s/John E. Hamilton
                                 By:______________________________
                                 Name:      John E. Hamilton
                                 Title:     Chief Financial Officer,
                                            Treasurer and Secretary


                                 OI PLASTIC PRODUCTS FTS, INC.

                                      /s/James W. Baehren
                                 By:______________________________
                                 Name:      James W. Baehren
                                 Title:     Vice President


                                 OWENS-BROCKWAY PLASTIC PRODUCTS INC.

                                      /s/James W. Baehren
                                 By:______________________________
                                 Name:      James W. Baehren
                                 Title:     Vice President


                                 OWENS-ILLINOIS, INC.

                                      /s/James W. Baehren
                                 By:______________________________
                                 Name:      James W. Baehren
                                 Title:     Senior Vice President, General
                                            Counsel and Secretary

                                                                  Exhibit A

                             HEALTH CARE AGREEMENTS


Agreement by and between Arroyo Packaging and Owens-Brockway Plastics Products Inc. re exclusivity for the BIDS closure, dated March 10, 2000

License Agreement by and between Plastics and The Dow Chemical Company, dated January 16, 1998

License Agreement by and between Plastics and Reckitt & Colman Inc., dated September 21, 1994

International License Agreement by and between Toyo Seikan Kaisha, Limited and Plastics, dated July 1, 1987

License Termination Agreement by and between Plastics and Carnaudmetalbox S.A., dated June 29, 1996 and related correspondence with United Closures & Plastics PLC - Norwich

Supply Agreement by and between Bayer Corporation and Owens-Brockway Plastics Products Inc., on behalf of itself and on behalf of Owens-Illinois Closure Inc. and Owens-Brockway Glass Container Inc., dated May 1, 1998

Supply Agreement by and between Roche Diagnostics Corporation and Plastics, effective as of May 21, 2001

Supply Agreement by and between Alcon Manufacturing Limited and Plastics, on behalf of itself, O-I Brockway Plastics and Closure, dated March 1, 1992

Agreement by and between Abbott Laboratories and Plastics, dated September 30, 1997

Supply Agreement by and between Forest Laboratories and Owens-Illinois, effective as of July 1, 2002

Business Agreement by and between American Pharmaceutical Partners and Owens-Brockway, dated January 9, 2001

Supply Agreement by and between Plastics and American Home Products Corporation, acting by and through its Wyeth-Ayerst Laboratories Division, (undated), 2000 (unsigned)

Supply Agreement by and between Steris Corporation and Plastics, dated March 1, 2001

Supply Agreement by and between Pfizer Inc. and Plastics and Closure, dated January 1, 2001

Packaging Supply Agreement by and between Merck & Co. Inc. and Plastics and Closure, dated December 12, 2001

Supply Agreement by and between Bausch & Lomb Incorporated and Plastics and Closure, dated March 28, 2002

Agreement between Plastics and TricorBraun, dated May 3, 2002 (unsigned)

Supply Agreement by and between Abbott Laboratories, Ross Products Division and Plastics, dated July 28, 2004 (unsigned)

Distribution Agreement by and between Plastics and All Pak, dated October 18,
2000

                                                                  Exhibit B

                                DUTCH AGREEMENT





                         SECURITIES PURCHASE AGREEMENT



                                     among



                        GRAHAM PACKAGING HOLDINGS B.V.,



                        GRAHAM PACKAGING COMPANY, L.P.,



                      OWENS-ILLINOIS INTERNATIONAL B.V.,



                         OI PLASTIC PRODUCTS FTS, INC.



                                      and



                             OWENS-ILLINOIS, INC.





                         Dated as of October __, 2004

                               TABLE OF CONTENTS

                                                                           Page


                                   ARTICLE I
                                  Definitions

1.1      Definitions........................................................1

                                  ARTICLE II
                     THE Purchase; CERTAIn related matters

2.1      The Purchase.......................................................2
2.2      Purchase Price.....................................................2
2.3      Closing............................................................2
2.4      Dutch Closing Deliveries...........................................3

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF O-I AND SELLER

3.1      Due Organization...................................................3
3.2      Authorization and Validity of this Agreement.......................3
3.3      No Conflict........................................................4
3.4      Capitalization; Ownership of Stock.................................4

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF buyer

4.1      Due Organization...................................................5
4.2      Authorization and Validity of this Agreement.......................5
4.3      No Conflict........................................................5

                                   ARTICLE V
                                   COVENANTS

5.1      Indemnification....................................................5

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

6.1      Conditions Precedent to Obligations of Parties.....................6

                                  ARTICLE VII
                                 Miscellaneous

7.1      Survival...........................................................6
7.2      Termination........................................................6
7.3      Fees and Expenses..................................................6
7.4      Notices............................................................6
7.5      Entire Agreement...................................................7
7.6      No Third Party Beneficiaries.......................................8
7.7      Assignability......................................................8
7.8      Amendment and Modification; Waiver.................................8
7.9      Section Headings; Table of Contents................................8
7.10     Severability.......................................................9
7.11     Counterparts.......................................................9
7.12     Enforcement........................................................9
7.13     Choice of Forum....................................................9
7.14     Waiver of Jury Trial...............................................9
7.15     Governing Law.....................................................10
7.16     Interpretation....................................................10
7.17     English Version and Documents.....................................10



                                   EXHIBITS

Exhibit A:........Form of Deed of Transfer

         SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of October ___, 2004, among (a) Graham Packaging Holdings B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) ("Graham BV"), a wholly owned subsidiary of Graham Packaging Company, L.P., a Delaware limited partnership ("Graham"), (b) Graham, (c) Owens-Illinois International B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) ("O-I International BV"), a wholly owned subsidiary of Owens-Illinois, Inc., a Delaware corporation ("O-I"), (d) O-I and (e) OI Plastic Products FTS, Inc., a Delaware corporation ("O-I Plastic" and, together with O-I International BV and O-I, the "Seller Parties") and a wholly owned subsidiary of O-I. Graham BV, Graham, O-I International BV, O-I Plastic and O-I are collectively referred to herein as the "Parties" and each individually as a "Party."

                          W I T N E S S E T H:

         WHEREAS, Graham, O-I Plastic and O-I have entered into a Stock Purchase Agreement, dated as of July 28, 2004, as amended by the Amendment No. 1 thereto, dated as of on October 7, 2004, among Graham, Graham Packaging Acquisition Corp., a Delaware corporation, O-I Plastic and O-I (as amended and as may be further amended, modified or supplemented from time to time, the "Stock Purchase Agreement"), pursuant to which O-I and O-I Plastic have agreed to sell to Graham, and Graham has agreed to purchase from O-I Plastic, all the issued and outstanding shares of Capital Stock of Owens-Brockway Plastic Products Inc., a Delaware corporation ("Owens-Brockway"), upon the terms and subject to the conditions set forth therein;

         WHEREAS, O-I International BV owns 185 shares of common stock, par value (euro)100.00 per share, of Owens-Illinois Plastics B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) ("O-I BV"), constituting all of the issued and outstanding shares of Capital Stock of O-I BV (all such shares being referred to herein as the "Shares");

         WHEREAS, pursuant to Section 1.6 of the Stock Purchase Agreement, O-I desires to cause O-I International BV to sell to Graham BV, and Graham desires to cause Graham BV to purchase from O-I International BV, the Shares upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, each Party has all requisite corporate or other power and authority to enter into this Agreement and, upon the terms and subject to the conditions in this Agreement, consummate the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I
                                  Definitions

         1.1 Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement. Graham, O-I and O-I Plastic agree that for all purposes under the Stock Purchase Agreement, (a) this Agreement shall be deemed to be a "Foreign Subsidiary Purchase Agreement" and an "Additional Agreement" as such terms are used in the Stock Purchase Agreement and (b) O-I BV shall be deemed to be a "Subsidiary" of Owens-Brockway as such terms are used in the Stock Purchase Agreement.

                                  ARTICLE II
                     THE Purchase; CERTAIn related matters

         2.1 The Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, O-I International BV shall, and O-I shall cause O-I International BV to, sell, convey, assign, transfer and deliver to Graham BV the Shares representing the entire issued and outstanding shares of Capital Stock of O-I BV, free and clear of all Liens.

         2.2 Purchase Price. Pursuant to Section 1.6 of the Stock Purchase Agreement, in consideration for the Shares as part of the Purchase Price and for no additional consideration, the portion of the Purchase Price (which portion may be adjusted pursuant to Section 1.3 of the Stock Purchase Agreement) allocable to O-I International BV for the Shares shall be equal to U.S. $20.3 million (the "Allocation"). The Parties shall (a) be bound by the Allocation for purposes of determining any Taxes, (b) timely file all forms and Tax Returns required to be filed in connection with the Allocation, (c) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (d) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any Taxing authority or in any report made for Tax purposes. In the event that the Allocation is disputed by any Taxing authority, the Party receiving notice of the dispute shall promptly notify and consult with the other Party and keep the other Party reasonably apprised of material developments concerning resolution of such dispute.

         2.3 Closing. The closing of the transactions contemplated hereby (the "Dutch Closing") shall take place concurrent with the execution and delivery of this Agreement and the Closing, unless another date, time or place is agreed to in writing by the Parties. At the Dutch Closing, the Parties shall cause the Shares to be transferred through the execution of a notarial deed of transfer in the form attached hereto as Exhibit A (the "Deed of Transfer") before a civil law notary at the office of Stibbe in Amsterdam, The Netherlands, or such notary's substitute or successor in office. The Deed of Transfer shall contain the acknowledgement by O-I BV of such transfer. The Dutch Closing shall be deemed effective as of 12:01 a.m., New York City time, on the Closing Date.

         2.4 Dutch Closing Deliveries.

         (a) Pursuant to the terms of this Agreement and concurrent with the execution and delivery of this Agreement, Graham and Graham BV shall deliver, or cause one or more of their Affiliates to deliver, to O-I, O-I Plastic or O-I International BV, as applicable, such documents and instruments as counsel for Graham BV and O-I International BV mutually agree to be reasonably necessary to consummate the transactions described herein.

         (b) Pursuant to the terms of this Agreement and concurrent with the execution and delivery of this Agreement, the Seller Parties shall deliver, or cause one or more of their Affiliates to deliver, to Graham or Graham BV, as applicable, the following:

                  (i) the original shareholders' register of O-I BV;

                  (ii) a duly executed receipt acknowledging receipt by O-I International BV of consideration for the Shares pursuant to Section 2.2; and

                  (iii) such other documents and instruments as counsel for Graham BV and O-I International BV mutually agree to be reasonably necessary to consummate the transactions described herein.

                                 ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF O-I AND SELLER

         The Seller Parties, jointly and severally, hereby represent and warrant to Graham and Graham BV as follows:

         3.1 Due Organization. O-I International BV is a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) duly organized and validly existing under the Laws of The Netherlands. O-I International BV has all requisite corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder.

         3.2 Authorization and Validity of this Agreement. The execution, delivery and performance by O-I International BV of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its board of managing directors and its general meeting of shareholders and all other necessary corporate and other action on the part of O-I International BV, and no other corporate or other action on the part of O-I International BV is necessary for the execution, delivery and performance by O-I International BV of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by O-I International BV and, assuming the due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of O-I International BV, enforceable against O-I International BV in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally and by general equity principles.

         3.3 No Conflict. The execution, delivery and performance by O-I International BV of this Agreement and the consummation by O-I International BV of the transactions contemplated hereby: (a) do not violate or conflict with in any material respect any provision of Law applicable to O-I International BV or O-I BV or any of their respective properties or assets;
(b) do not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to O-I International BV or O-I BV; (c) do not violate or conflict with any provision of the articles of association or similar organizational documents of O-I International BV or O-I BV; and (d) do not require any consent, approval or notice under, and do not conflict with, nor will result in the breach or termination of, or constitute (or but for the passage of time, the giving of notice or both would constitute) a default or give rise to any right of payment under, or result (or but for the passage of time, the giving of notice or both would result) in the acceleration of the performance by O-I International BV or O-I BV under, or the termination, amendment or cancellation of, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or any other similar instrument or obligation to which O-I International BV or O-I BV is a party or by which either of them, or any of their respective properties or assets are bound or encumbered.

         3.4 Capitalization; Ownership of Stock.

         (a) The authorized Capital Stock of O-I BV consists of 900 shares of common stock, par value (euro)100.00 per share, 185 of which are outstanding as of the date hereof. O-I International BV is the record and beneficial owner of the Shares. The Shares represent all of the issued and outstanding shares of Capital Stock of O-I BV and there are no other authorized shares of or other interests in the Capital Stock of O-I BV. O-I International BV holds the Shares free and clear of all Liens. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Upon the consummation of the Purchase, Graham BV will have good and marketable title to the Shares, free and clear of all Liens.

         (b) There are no (i) outstanding options, warrants, calls, voting agreements or other rights of any kind relating to the sale, transfer, issuance or voting of any Capital Stock of any class of, or other ownership interests in, O-I BV that have been issued, granted or entered into by O-I International BV or O-I BV or any of their Affiliates or any securities convertible into or evidencing the right to purchase any Capital Stock of any class of, or other ownership interests in, O-I BV, (ii) shares of the Capital Stock of O-I BV reserved for any purpose, (iii) preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the Capital Stock of O-I BV or (iv) agreements or other obligations (contingent or otherwise) that may require O-I BV to repurchase, redeem or otherwise acquire any of its Capital Stock.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF buyer

         Graham BV hereby represents and warrants to the Seller Parties as follows:

         4.1 Due Organization. Graham BV is a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) duly organized and validly existing under the Laws of The Netherlands. Graham BV has all requisite corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder.

         4.2 Authorization and Validity of this Agreement. The execution, delivery and performance by Graham BV of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its board of managing directors and all other necessary corporate or other action on the part of Graham BV, and no other corporate and other action on the part of Graham BV is necessary for the execution, delivery and performance by Graham BV of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Graham BV and, assuming the due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of Graham BV, enforceable against Graham BV in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally and by general equity principles.

         4.3 No Conflict. The execution, delivery and performance by Graham BV of this Agreement and the consummation by Graham BV of the transactions contemplated hereby: (a) do not violate or conflict with in any material respect any provision of Law applicable to Graham BV; (b) do not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to Graham BV; (c) do not violate or conflict with any provision of the articles of association or similar organizational documents of Graham BV; and (d) do not require any consent, approval or notice under, and do not conflict with, nor will result in the breach or termination of, or constitute (or but for the passage of time, the giving of notice or both would constitute) a default or give rise to any right of payment under, or result (or but for the passage of time, the giving of notice or both would result) in the acceleration of the performance by Graham BV under, or the termination, amendment or cancellation of, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or any other similar instrument or obligation to which Graham BV is a party or by which it, or any of its properties or assets are bound or encumbered.

                                   ARTICLE V
                                   COVENANTS

         5.1 Indemnification.

         (a) The obligations of O-I and O-I Plastic to indemnify the Buyer Indemnified Parties under Article IX of the Stock Purchase Agreement arising out of or resulting from any breaches of their respective representations and warranties hereunder shall not be subject to the Basket and Cap.

         (b) The obligations of Graham to indemnify the Seller Indemnified Parties under Article IX of the Stock Purchase Agreement arising out of or resulting from any breaches of its representations and warranties hereunder shall not be subject to the Basket and Cap.

                                  ARTICLE VI
                              CONDITIONS PRECEDENT

         6.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the Parties are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the conditions precedent set forth in Article VI of the Stock Purchase Agreement in accordance with the terms thereof.

                                  ARTICLE VII
                                 Miscellaneous

         7.1 Survival. The representations and warranties of the Parties set forth in Articles III and IV shall survive indefinitely.

         7.2 Termination. This Agreement will terminate and the transactions contemplated hereby will be abandoned immediately, without any further action of any Party, upon any termination of the Stock Purchase Agreement in accordance with its terms.

         7.3 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, except as expressly provided herein, each of the Parties shall pay its own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, including attorneys', accountants' and other advisors' fees and the fees and expenses of any agent, broker, finder, investment banker, financial advisor or agent retained by such Party in connection with the transactions contemplated by this Agreement.

         7.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or facsimile, as follows:

         (a) if to a Seller Party, to it at:

                           c/o Owens-Illinois, Inc.
                           One Seagate
                           Toledo, OH  43666
                           Facsimile:  (419) 247-1221
                           Attention:  James W. Baehren, Esq.

                  with a copy (which shall not constitute notice) to:

                           Simpson Thacher & Bartlett LLP
                           425 Lexington Avenue
                           New York, NY  10017
                           Facsimile:  (212) 455-2502
                           Attention:  Alan M. Klein, Esq.

         (b) if to Graham BV or Graham, to it at:

                           c/o Graham Packaging Company, L.P.
                           2401 Pleasant Valley Road
                           York, PA  17402
                           Facsimile:  (717) 849-8541
                           Attention:  John E. Hamilton

                  with a copy (which shall not constitute notice) to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY  10036
                           Facsimile:  (212) 735-2000
                           Attention:  Mark C. Smith, Esq.
                                             Allison R. Schneirov, Esq.

or to such other Person or address as a Party shall specify by notice in writing to the other Parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third Business Day after the mailing thereof or, in the case of notice by facsimile, when receipt thereof is confirmed by telephone.

         7.5 Entire Agreement. This Agreement and the Stock Purchase Agreement (including the Deed of Transfer, Schedules, O-I Disclosure Schedule, Buyer Disclosure Schedule, Exhibits, Annexes, Additional Agreements and documents referred to herein and therein) constitute the entire agreement between the Parties and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.

         7.6 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

         7.7 Assignability. This Agreement or any of the rights, interests or obligations hereunder shall not be assigned by any of the Parties without the prior written consent of the other Parties hereto; provided that Graham BV may, without the prior written consent of the Seller Parties, assign any or all of its rights and/or delegate any or all of its obligations to a direct or indirect wholly owned subsidiary or other Affiliate of Graham BV; provided, however, that notwithstanding any such assignment, Graham BV shall remain liable to perform all of its obligations hereunder. Notwithstanding anything to the contrary set forth herein, Graham, Graham BV and O-I BV may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement or by the Stock Purchase Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Graham BV and O-I BV with respect to this Agreement. The Seller Parties hereby expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge Graham BV from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Graham, Graham BV and O-I BV may (i) authorize and empower such financing sources to assert, either directly or on behalf of Graham, Graham BV or O-I BV, any claims Graham, Graham BV or O-I BV may have against a Seller Party under this Agreement and
(ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Graham, Graham BV and O-I BV for the purpose of enabling the financing sources to assert and collect any such claims. Any purported assignment or delegation in violation of this Section 6.6 shall be null and void.

         7.8 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the Parties at any time with respect to any of the terms contained herein. No waiver by any Party of any of the provisions hereof or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be effective and valid unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Dutch Closing. The waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder shall not operate or be construed as a waiver of any other prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         7.9 Section Headings; Table of Contents. The section headings contained in this Agreement and the table of contents to this Agreement are inserted for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.10 Severability. If any term or provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable, all other terms and provisions of this Agreement shall not be affected and shall remain in full force and effect, and the validity and enforceability of the offending term or provision shall not be affected in any other situation or in any other jurisdiction.

         7.11 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

         7.12 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.13 Choice of Forum. Each Party (a) consents to submit itself to the personal jurisdiction of the U.S. District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts sitting in the State of New York.

         7.14 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 6.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         7.15 Governing Law. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the Laws of the State of New York.

         7.16 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns.

         7.17 English Version and Documents. The English language version of this Agreement shall be the official version of this Agreement, and in the event of any inconsistency between the English language version of this Agreement and any translation of this Agreement into another language, the English language version of this Agreement shall prevail. All documents, certificates and instruments to be delivered under or pursuant to any provision of this Agreement by any of the Parties shall be in the English language or accompanied by a certified English translation. The English language version of any such documents, certificates and instruments shall be the prevailing version in the event of any inconsistency between the English language version and any other language version of such document.


                 [Remainder of page intentionally left blank]

         WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

                             GRAHAM PACKAGING HOLDINGS B.V.

                                      /s/John E. Hamilton
                             By:______________________________
                             Name:  John E. Hamilton
                             Title: Managing Director


                             GRAHAM PACKAGING COMPANY, L.P.

                             By:  GPC OPCO GP LLC, its General Partner

                                      /s/John E. Hamilton
                             By:______________________________
                             Name:  John E. Hamilton
                             Title: Chief Financial Officer
                                    Treasurer and Secretary


                             OWENS-ILLINOIS INTERNATIONAL B.V.

                                      /s/James W. Baehren
                             By:______________________________
                             Name:   James W. Baehren
                             Title:  Vice President


                             OI PLASTIC PRODUCTS FTS, INC.

                                      /s/James W. Baehren
                             By:______________________________
                             Name:  James W. Baehren
                             Title: Vice President


                             OWENS-ILLINOIS, INC.

                                      /s/James W. Baehren
                             By:______________________________
                             Name:  James W. Baehren
                             Title: Senior Vice President

                                                                   Exhibit C

                                                    NON-RESIGNING EMPLOYEES

Khetani, Bhupendra N.                    O-I Plastic Products de Mexico S. d R.L. de C.V. (Director)

Bolanos, Jorge A.P.                      Lancop S.A. de C.V. (Officer)
                                         Continental PET Technologies de Mexico S.A. de C.V. (Officer)
                                         Consultores en Controles S.A. de C.V.  (Officer)
                                         Especialidades Technologicas S.A. de C.V. (Officer)

Corzo, Pedro Arnanda                     Lancop S.A. de C.V. (Officer)
                                         Continental PET Technologies de Mexico S.A. de C.V. (Officer)
                                         Consultores en Controles S.A. de C.V.  (Officer)
                                         Especialidades Technologicas S.A. de C.V. (Officer)

Espinoza, Ernesto V.                     Lancop S.A. de C.V. (Officer)
                                         Continental PET Technologies de Mexico S.A. de C.V. (Officer)
                                         Consultores en Controles S.A. de C.V.  (Officer)
                                         Especialidades Technologicas S.A. de C.V. (Officer)

Grimm, Carlos R.                         Lancop S.A. de C.V. (Officer)
                                         Continental PET Technologies de Mexico S.A. de C.V. (Officer)
                                         Consultores en Controles S.A. de C.V.  (Officer)
                                         Especialidades Technologicas S.A. de C.V. (Officer)